Exhibit 5.1

January 30, 2026

Terex Corporation
301 Merritt 7, 4th Floor
Norwalk, CT 06851

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Terex Corporation, a Delaware corporation (the “Company”), and am rendering this opinion in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, to register 915,862 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable pursuant to outstanding and unvested awards of restricted stock and restricted stock units initially granted by REV Group, Inc. under the REV Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”) which were assumed by the Company and converted into awards of restricted stock and restricted stock units with respect to shares of the Company’s Common Stock at the effective time of the Mergers (as defined in the Registration Statement).

I am admitted to the practice of law in the State of New York and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

In connection with the foregoing, I have examined, among other things, the Registration Statement, the Plan, and originals or copies, satisfactory to me, of all such corporate records and of all such agreements, certificates and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies or by facsimile or other means of electronic transmission, or which we obtained from the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents I examined in printed, word processed or similar form have been filed with the SEC on EDGAR or such court or governmental authority or regulatory body, I have assumed that the document so filed is identical to the document I examined except for formatting changes. As to various facts material to such opinion, I have, to the extent relevant facts were not independently established by me, relied on certificates of public officials and certificates and oaths and declarations of officers or other representatives of the Company.

Based upon and subject to the foregoing, I am of the opinion that the 915,862 shares of the Company’s Common Stock being registered pursuant to the Registration Statement have been duly authorized, and when issued and paid for pursuant to the provisions of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of my name in such Registration Statement as counsel who has passed upon the legality of the Common Stock, including any amendment thereto.

Respectfully,

/s/ Scott J. Posner
Scott J. Posner
Senior Vice President, General Counsel and Secretary